Exhibit 8.1

August 12, 2024

NETSTREIT Corp.

5910 N. Central Expressway, Suite 1600

Dallas, TX 75206

Ladies and Gentlemen:

We have acted as counsel to NETSTREIT Corp., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 12, 2024 (the “Registration Statement”), that includes two prospectuses: (i) the prospectus (the “Base Prospectus”) relating to the registration of an indeterminate principal amount and number of securities of each of the following classes of securities: shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”); shares of the Company’s preferred stock, $0.01 par value per share (the “Preferred Stock” and, together with the Common Stock, the “Shares”); debt securities of the Company (the “Debt Securities”); warrants of the Company to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”); and depositary shares of the Company (the “Depositary Shares”); and (ii) a sales agreement prospectus (the “Sales Agreement Prospectus”), covering up to $300,000,000 of shares (the “Sales Agreement Shares”) of Common Stock, par value $0.01 per share, that may be sold by the Company pursuant to that certain ATM Equity Offering Sales Agreement, dated August 12, 2024, by and among the Company and the agents and forward purchasers named therein. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Base Prospectus.

In connection with our opinion, we have reviewed and are relying upon

(i)	the Company’s Articles of Amendment and Restatement, dated as of December 20, 2019, as amended (the “Charter”);

(ii)	the Company’s Articles Supplementary to the Charter, dated as of January 1, 2020;

(iii)	the Company’s Articles of Amendment to the Charter, dated July 15, 2020;

(iv)	the Company’s Articles Supplementary to the Charter, dated as of August 19, 2020;

(v)	the Amended and Restated Agreement of Limited Partnership of NETSTREIT, L.P. (the “Operating Partnership”), dated as of December 23, 2019, as in effect on the date hereof;

(vi)	the Limited Liability Company Agreement of NETSTREIT GP, LLC, dated as of October 11, 2019, as in effect on the date hereof;

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(vii)	the Contribution Agreement, dated December 19, 2019, by and between EBA EverSTAR, LLC and the Operating Partnership;

(viii)	the Merger Agreement, dated December 19, 2019, by and among NETSTREIT Corp., EverSTAR Income & Value Fund V, LP, EverSTAR IVF V GP, LLC and the Operating Partnership; and

(ix)	the Registration Statement, including the Base Prospectus and the Sales Agreement Prospectus,

together with such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review we have also assumed the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. In addition, we have relied upon the representations contained in a certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company and its subsidiaries.

In our capacity as counsel to the Company we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinion is based upon the current provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion is rendered only as of the date hereof and we undertake no responsibility to update this opinion after this date. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(1)	commencing with the Company’s short taxable year ended December 31, 2019, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under Section 856 of the Code, and the Company’s current and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2024 and subsequent taxable years; and

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(2)	the statements set forth in each of the Base Prospectus and the Sales Agreement Prospectus constituting part of the Registration Statement under the caption “U.S. Federal Income Tax Considerations”, insofar as such statements purport to summarize United States federal income tax laws or provisions of documents referred to therein, present fair summaries of such laws and documents in all material respects.

The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of gross income, the composition of assets, the level of distributions to stockholders, and the diversity of its stock ownership. Winston & Strawn LLP undertakes no responsibility to review, and will not review, the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the nature of its assets, the amount and types of its gross income, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, or any of the Company’s subsidiaries or to any investment therein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters” in the Base Prospectus and Sales Agreement Prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Winston & Strawn LLP